Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany Catalyst Pharmaceutical Partners Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com	Melody Carey Rx Communications Group Co-President (917) 322-2571 mcarey@rxir.com

Catalyst Pharmaceutical Partners Announces

Second Quarter 2012 Financial Results

CORAL GABLES, FL, August 15, 2012 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) today announced its financial results for the second quarter and six months ended June 30, 2012. For the three months ended June 30, 2012, the Company reported a net loss of $289,080, or $0.01 per basic and diluted share, compared to a net loss of $1,394,151, or $0.06 per basic and diluted share, for the same period in 2011. For the six months ended June 30, 2012, the Company reported a net loss of $1,378,266, or $0.05 per basic and diluted share, compared to a net loss of $2,911,287, or $0.14 per basic and diluted share, for the same period in 2011.

Research and development expenses for the second quarter of 2012 were $532,741, compared to $905,635 in the second quarter of 2011. Research and development expenses for the six months ended June 30, 2012 were $1,260,068 compared to $1,809,588 for the first six months of 2011. Research and development expenses decreased when compared to the same period in 2011, as expenses incurred during the six month period ended June 30, 2011 included pre-clinical studies and drug development activities for CPP-115 in connection with the submission of an IND for CPP-115 (which occurred during the fourth quarter of 2011). General and administrative expenses for the second quarter of 2012 totaled $534,623, compared to $491,828 in the second quarter of 2011. General and administrative expenses for the first six months of 2012 totaled $1,172,006 compared to $1,107,125 in the first six months of 2011. Other income for the second quarter and six months ended June 30, 2012 was $778,284 and $1,053,808, respectively, compared to $3,312 and $5,426 for the same periods in 2011. These fluctuations were primarily due to non-cash changes in the fair value of the Company’s outstanding warrants liability.

As a development-stage specialty pharmaceutical company, Catalyst had no revenues in either the second quarter of 2012 or first six months of 2012.

At June 30, 2012, the Company had cash and cash equivalents of $7.5 million and no debt. Catalyst believes that its existing cash and cash equivalents will be sufficient to fund its currently ongoing CPP-109 and CPP-115 research and development activities, and to continue its operations through the first quarter of 2014.

Recent Accomplishments and Upcoming Events

•	Completed enrollment in the CPP-109 Phase II(b) clinical trial for the treatment of cocaine addiction in May 2012
•	Reported positive results from Phase I(a) clinical study of CPP-115 in May 2012
•	Closed an underwritten offering with net proceeds of approximately $3.9 million in May 2012
•	Presented CPP-115 progress at the 2012 College on Problems of Drug Dependence Symposium in June 2012
•	Published scientific paper describing the ocular safety of short-term vigabatrin treatment for cocaine addiction in online edition of American Journal of Ophthalmology in June 2012
•	Expect to report top-line results of CPP-109 Phase II(b) clinical trial around September 30, 2012
•	Expect to initiate investigator-sponsored CPP-109 Tourette Syndrome proof-of-concept study in the third quarter of 2012

About Catalyst Pharmaceutical Partners, Inc.

Catalyst Pharmaceutical Partners, Inc. is a development-stage specialty pharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases and disorders of the central nervous system, including addiction and epilepsy. Catalyst has two products in development, CPP-109 and CPP-115. It is currently evaluating its lead product and first-in-class GABA aminotransferase inhibitor candidate, CPP-109, for the treatment of cocaine addiction. Both CPP-109 and CPP-115 have been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. Catalyst is also planning to evaluate CPP-109 for the treatment of other addictions. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about Catalyst, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether CPP-109 will be safe and effective for the treatment of addiction, whether the CPP-109 Phase II(b) clinical trial will be successful, whether any of the above-described benefits from having received Fast Track status from the FDA for CPP-109 will be realized by the Company, whether CPP-109 will ever be approved for commercialization, and those other factors described in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on Catalyst’s web site or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$—	$—	$—	$—

Operating costs and expenses:
Research and development	532,741	905,635	1,260,068	1,809,588
General and administrative	534,623	491,828	1,172,006	1,107,125

Total operating costs and expenses	1,067,364	1,397,463	2,432,074	2,916,713

Loss from operations	(1,067,364)	(1,397,463)	(2,432,074)	(2,916,713)

Interest income	1,365	3,312	2,682	5,426
Change in fair value of warrants liability	776,919	—	1,051,126	—

Loss before income taxes	(289,080)	(1,394,151)	(1,378,266)	(2,911,287)
Provision for income taxes	—	—	—	—
Net loss	$(289,080)	$(1,394,151)	$(1,378,266)	$(2,911,287)

Loss per share – basic and diluted	$(0.01)	$(0.06)	$(0.05)	$(0.14)

Weighted average shares outstanding – basic and diluted	26,851,410	21,654,680	25,781,106	20,793,155

CATALYST PHARMACEUTICAL PARTNERS, INC.

(a development stage company)

CONDENSED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$7,514,843	$6,029,067
Prepaid expenses	166,788	199,116

Total current assets	7,681,631	6,228,183
Property and equipment, net	13,556	12,186
Deposits	8,888	8,888

Total assets	$7,704,075	$6,249,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$222,983	$263,934
Accrued expenses and other liabilities	454,059	569,867

Total current liabilities	677,042	833,801
Accrued expenses and other liabilities, non-current	22,004	9,518
Warrants liability, at fair value	594,114	1,645,240

Total liabilities	1,293,160	2,488,559
Total stockholders’ equity	6,410,915	3,760,698

Total liabilities and stockholders’ equity	$7,704,075	$6,249,257